VALUE-ADDED RESELLER AGREEMENT

THIS AGREEMENT is made and entered into as of Dec 10, 2007 (herein called the “Effective Date”) by and between Splinternet Holdings, Inc. a Delaware corporation with its principal place of business located at 535 Connecticut Ave. Norwalk, CT 06854 (“SPLINTERNET”) and VIDIATION, LLC, a limited liability company organized and existing under the laws of the State of Nevada, and having a principal place of business located at 108 South Wynstone Park Drive, Suite #117, N. Barrington, Illinois 60010, its heirs and assigns (“RESELLER”).

WHEREAS, SPLINTERNET has developed technology related to analyzing streams of surveillance video and/or utilizing surveillance video equipment in conjunction with proprietary software or other technology to detect radiation and/or other hazardous or dangerous conditions (the “Technology”);

WHEREAS, RESELLER distributes certain products and/or services and wishes to incorporate, embed or make use of SPLINTERNET’s technology in conjunction with such products or services; and

WHEREAS, SPLINTERNET seeks channel or alliance partners to resell and distribute its Technology and RESELLER wishes to serve as a channel or alliance partner of SPLINTERNET.

For good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, IT IS HEREBY AGREED as follows:

ARTICLE 1.  DEFINITIONS

1.1 “Party” or “Parties” shall, as the content indicates in this Agreement, mean SPLINTERNET and RESELLER and their respective successors and/or assigns.

1.2 “Affiliate” shall mean, with respect to a Party, any Person now or in the future directly or indirectly controlling, controlled by, or under common control with such Party.

1.3 “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, government body or agency or other entity not actually a Party to this Agreement.

1.4 “The Products” shall mean systems (including software), apparatuses or devices developed, manufactured, acquired, marketed or sold by SPLINTERNET, which systems, apparatuses or devices are listed in Appendix A hereto or as amended from time to time.

1.5 “Application” means a value-added application, surveillance solution, computer program, system, equipment or product which is developed or assembled and distributed by RESELLER and which embeds, integrates, makes use of or incorporates one or more SPLINTERNET Products.

1.6 “Basic Maintenance” means SPLINTERNET’s maintenance program which offers new releases (other than those designated as new products by SPLINTERNET) for existing Products during a twelve month period for an annual fee payable in advance. SPLINTERNET reserves the right, in its sole discretion, to change the form and content of its maintenance program from time to time and will provide RESELLER with a thirty (30) day advance notice of any such change(s).

1.7 “End User” means any third party individual, business or governmental customer of RESELLER which acquires one or more Applications for personal or internal business use, and not to transfer to others.

1.8 “Level 1 Support” means SPLINTERNET’s support program that provides telephone support during SPLINTERNET’s normal business hours, and Basic Maintenance for existing Products during a twelve month period for an annual fee payable in advance. SPLINTERNET reserves the right, in its sole discretion, to change the form and content of its maintenance program from time to time upon notice and will provide RESELLER with a thirty (30) day advance notice of any such change(s).

1.9 “Level 2 Support” means SPLINTERNET’s support program that provides twenty-four hours per day and seven days per week telephone support, and Basic Maintenance for existing Products during a twelve month period for an annual fee payable in advance. SPLINTERNET reserves the right, in its sole discretion, to change the form and content of its maintenance program from time to time upon notice and will provide RESELLER with a thirty (30) day advance notice of any such change(s).

1.10 “Level 3 Support” means assistance or troubleshooting in cases which are deemed too difficult or involved to be handled by Level 2 Support and include cases involving the reproduction of high severity/difficulty issues, those of which require verification of problem reproduction developed by Level 2 Support staff, and those which involve undocumented features or functionality.

1.11 “Consulting Services” are any services provided by SPLINTERNET that are not covered by any standard annual license fees paid by RESELLER and which are available for SPLINTERNET at its customary time and materials rates, plus any related travel or business expenses.

1.12 “Software Copy or Copies” means any SPLINTERNET software (in object code form only) utilized in any Product identified in Appendix A hereto and licensed hereunder in accordance with this Agreement and for the fees specified in Appendix B which SPLINTERNET allows RESELLER to imbed, integrate or utilize as part of its product or service offerings (i.e., Applications) to End Users.

1.13 “User Documentation” means the then-current SPLINTERNET user manual(s) and other written materials on the proper installation and use of the Products, and which are normally distributed with the Products.

1.14 “Confidential Information” or “Confidential Materials” means any information or materials, and any intellectual and/or proprietary rights therein, including, without limitation, any technical, business, financial or customer information, drawings, specifications, designs, records or other information disclosed by any Party to the other that is identified or treated as confidential by the disclosing Party. “Confidential Information” does not include information already in the public domain, or in the rightful possession of the other Party prior to the execution of this Agreement, or which enters the public domain other than by unauthorized acts of any person, or which is independently developed by either Party without the use of the Confidential Information or in violation of the terms of this Agreement or any other contractual or other obligation of confidentiality.

1.15 “Export Laws” means all export laws, administrative regulations and executive orders of any applicable jurisdiction relating to the control of imports and exports of commodities and technical data, including, without limitation, the U.S. Department of Commerce.

ARTICLE 2.  APPOINTMENT OF RESELLER

2.1 Appointment. SPLINTERNET hereby appoints RESELLER as an authorized, non-exclusive Value-Added Reseller and channel or alliance partner of SPLINTERNET (“VAR”). A VAR develops, owns and licenses (to more than one End User) one or more valued-added Applications. RESELLER must at a minimum license its Application with each Software Copy it distributes.

2.2 Relationship of the Parties. The relationship of the Parties shall be that of RESELLER licensing and embedding, integrating or incorporating SPLINTERNET’s Products (including Software Copies) for the fees specified in Appendix B, and purchasing services as an independent contractor from SPLINTERNET and reselling and sublicensing End Users. RESELLER and its employees are not agents or representatives of SPLINTERNET for any purpose and have no power or authority to represent, act for, bind or commit SPLINTERNET.

ARTICLE 3.  RESELLER’S RIGHTS, REPRESENTATIONS AND OBLIGATIONS

3.1 License Grant. SPLINTERNET hereby grants and RESELLER hereby accepts the non-exclusive non-transferable right to license (“License”) a subset of SPLINTERNET’s Products (including Software Copies) as outlined in Appendix A in conjunction with RESELLER’s product and service offerings (i.e., Applications), in accordance with the User Documentation and this Agreement: (a) to internally use and develop Applications; (b) to distribute as part of an embedded or integrated offering SPLINTERNET’s Software Copies for use solely as part of an Application; and (c) to use in unaltered form the SPLINTERNET trademarks, service marks or marketing logos (the “SPLINTERNET Trademarks”) solely to promote the Applications, provided RESELLER obtains SPLINTERNET’s prior written approval for each new usage. SPLINTERNET retains all title and, except as unambiguously licensed herein, all rights, including all intellectual property rights, in and to the Products, and all copies and derivative works thereof (by whomever produced). RESELLER shall pay SPLINTERNET the requisite license and other fees specified in Appendix B hereto.

3.2 Minimum Commitment. In consideration for the license conferred hereunder and the support on other services provided hereunder by SPLINTERNET, RESELLER agrees to exercise its best efforts to satisfy the minimum sales commitment specified in Appendix C hereto.

3.3 Restrictions. RESELLER shall not (a) distribute the Software Copies on a stand-alone basis, (b) distribute the Software Copies in any way except as part of an Application, (c) modify or alter the object code of the Products or Software Copies in any way, (d) use any SPLINTERNET trademarks or trade names in a way that implies RESELLER is an agency or branch of SPLINTERNET, or (e) distribute, provide, lease, lend, use or allow others to use the Product or Software Copies to or for the benefit of any third parties who are or may be competitors of SPLINTERNET.

3.4 Authorized End Users. RESELLER agrees not to resell, distribute or sublicense SPLINTERNET’s Software Copies to customers other than End Users, except where such customers are approved in writing in advance by SPLINTERNET; such approval not to be unreasonably withheld.

3.5 Marketing of Applications. RESELLER, within a reasonable time period, and after an Application is made available by RESELLER, shall actively market the Application consistent with RESELLER’s marketing goals and market conditions.

3.6 Back-Up Copies. RESELLER may make one (1) back-up copy of Products used internally to develop Applications.

3.7 Marketing Claims and Obligations. RESELLER agrees that all statements and/or claims not previously provided in writing to RESELLER by SPLINTERNET regarding product functionality and/or capabilities incorporated into any RESELLER marketing materials or sales proposals must be submitted to SPLINTERNET for written approval five (5) days prior to any public release.

3.8 End User Agreement. RESELLER shall ensure that the end user agreement utilized by RESELLER is no less restrictive than SPLINTERNET’s own End User License Agreement (a copy of which is attached as Appendix D hereto) for each copy of an Application that has embedded pr integrated SPLINTERNET’s Software Copies and is distributed by RESELLER. In addition, RESELLER shall perform any other actions reasonably necessary to assure adequate protection of SPLINTERNET’s interests in its intellectual property rights contained in the Product(s) and Software Copies. In all jurisdictions where SPLINTERNET’s End User Agreement must be in writing and signed by the End User in order to be effective, the Software Copies may not be distributed unless RESELLER’s End User signs a written license agreement which is no less restrictive than SPLINTERNET’s own End User License Agreement. SPLINTERNET does not undertake to inform RESELLER of the jurisdictions where a signed, written software license is necessary.

3.9  SPLINTERNET’s Intellectual Property Rights. The Product, Software Copies and all related documentation are protected under patent and/or copyright and/or trade secret laws and contain proprietary information of SPLINTERNET and/or its licensors. RESELLER shall abide by the terms of any proprietary notices or markings, and shall use the documentation and the Software Copies only for the purposes contemplated by this Agreement, and shall not disclose to others or reproduce the Product (except as specifically permitted under this Agreement), unless specifically authorized by SPLINTERNET, and shall be liable for all loss or damage to SPLINTERNET from any failure to so abide or from any unauthorized disclosure by RESELLER, its agents or End Users of the Product, Software Copies or related documentation. RESELLER shall not translate any portion of the Software Copies or associated documentation into any other format or language without the prior written consent of SPLINTERNET. In the event such translation is made by RESELLER, RESELLER shall grant to SPLINTERNET all right, title and interest in any such translation or, if applicable, an exclusive, royalty free license to exploit any copyright or other intellectual property rights created by such translation.

3.10  Notice of Unauthorized Use of Confidential Information. RESELLER shall promptly notify SPLINTERNET of any actual or suspected unauthorized use or disclosure of any Confidential Information received from SPLINTERNET, and shall provide reasonable assistance to SPLINTERNET in the investigation and prosecution of unauthorized uses or disclosure.

3.11  Restrictions On Use of Confidential Information and SPLINTERNET’s Intellectual Property and Technology. Except as specifically permitted by this Agreement, RESELLER shall not directly or indirectly (i) use any Confidential Information of SPLINTERNET to create any computer software program or user documentation which is substantially similar to any Product; (ii) reverse engineer, disassemble or decompile, or otherwise attempt to derive the source code for, any Product; (iii) encumber, timeshare, rent or lease the rights granted by this Agreement; or (iv) copy, manufacture, adapt, create derivative works of, translate, localize, port or otherwise modify any Products or other SPLINTERNET Confidential Information or allow any agent or End User of RESELLER to engage in similar conduct. The Parties acknowledge that money damages will not be an adequate remedy if this Section is breached and therefore, SPLINTERNET may, in addition to any other legal or equitable remedies, seek an injunction or similar equitable relief against any such breach.

3.12  RESELLER’s Obligation to Honor SPLINTERNET’s Confidential Information and Intellectual Property. RESELLER does not have, and shall not claim that it has any right in or to any of the Products, Software Copies, or the Confidential Information received from SPLINTERNET other than as specifically granted by this Agreement.

3.13  Compliance With Export Laws and Regulations. Any and all obligations of SPLINTERNET to provide the Products, as well as any technical assistance, will be subject in all respects to such United States laws and regulations as will from time to time govern the license and deliver of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. RESELLER warrants that it will not export or re-export the Product, Software Copies or any Confidential Information or a Solution, or technical data related thereto, except in conformity with such laws and regulations. RESELLER agrees that unless prior written authorization is obtained from the Bureau of Export Administration or the Export Administration Regulations explicitly permit the re-export without such written authorization, it will not export, re-export, or transship, directly or indirectly, the Product, Software Copies or any Confidential Information or a Solution to country groups S or Z (as defined in the export Administration Regulations), or to any other country as to which the U.S. Government has placed an embargo against the shipment of products which is in effect during the term of this Agreement.

If at any time SPLINTERNET determines in its sole discretion that the laws of any country are or become insufficient to protect SPLINTERNET’s intellectual or proprietary rights in the Products, SPLINTERNET reserves the right to restrict or terminate RESELLER’s rights to use Products, Software Copies or distribute Software Copies or Confidential Information in that country. RESELLER shall take all actions reasonable necessary to enforce this restriction to protect SPLINTERNET’s rights.

3.14  U.S. Government Sales. This provision applies to all Products, and Software Copies acquired directly or indirectly by or on behalf of the United States Government. The Products and Software Copies are commercial products, licensed on the open market at market prices, and were developed entirely at private expense and without the use of any U.S. Government funds. If the Products or Software Copies are supplied to the Department of Defense, the U.S. Government acquires only the license rights customarily provided to the public and specified in this Agreement. If the Products or Software Copies are supplied to any unit or agency of the U.S. Government other than the Department of Defense, the license to the U.S. Government is granted only with restricted rights. Use, duplication, or disclosure by the U.S. Government is subject to the restrictions set forth in subparagraph (c) of the Commercial Computer Software Restricted Rights clause of FAR 52.227-19.

3.15  SPLINTERNET Trademark. During the term of this Agreement, RESELLER shall have the right to use the SPLINTERNET Trademarks in accordance with Section 3.1, provided that upon thirty (30) days prior written notice, SPLINTERNET may substitute alternative marks for any or all of the SPLINTERNET Trademarks. All representations of SPLINTERNET Trademarks that RESELLER intends to use shall first be submitted to SPLINTERNET for approval (which shall not be unreasonably withheld) of design, color and other details, or shall be exact copies of those used by SPLINTERNET. In addition, RESELLER shall fully comply with all reasonable guidelines, if any, communicated by SPLINTERNET concerning the use of SPLINTERNET Trademarks.

RESELLER will not alter or remove any of the SPLINTERNET Trademarks applied to the Software, Products or User Documentation by SPLINTERNET. Except for the authorization set forth in this Section 3.13, nothing herein grants or will be deemed to grant to RESELLER any right, title or interest in SPLINTERNET Trademarks. All uses of the SPLINTERNET Trademarks will inure solely to SPLINTERNET, and RESELLER shall obtain no rights with respect to any of these SPLINTERNET Trademarks, other than the right to distribute the Products and Software Copies as set forth herein, and RESELLER irrevocably assigns to SPLINTERNET all such right, title and interest, if any, in any SPLINTERNET Trademarks. At no time during the term of this Agreement will RESELLER challenge or assist others in challenging the SPLINTERNET Trademarks or the registration thereof, or attempt to register any trademarks, marks or trade names confusingly similar to those of SPLINTERNET. Upon termination of this Agreement, RESELLER shall immediately cease to use any and all of the SPLINTERNET Trademarks.

3.16  Developer Credit. In connection with any Applications promoted, marketed, distributed or sold by RESELLER, RESELLER agrees to include in its promotional materials, on its website and/or on any goods or labels that its radiation detection solution or application is “powered by SPLINTERNET Radiation Analytic Detection System (V-RADs™)”.

3.17  Insurance. With respect to any occurrences during the term of this Agreement, RESELLER shall carry and maintain policies with at least the coverage amounts listed below and in such form and with an insurance company having an A-(Excellent) or better Best’s Rating:

Coverage	Amount

Professional Liability	$10 million

Employer’s Liability	$2 million

Automobile Liability	$2 million

General Liability	$2 million

Workers’ Compensation	as required by law

Excess Liability (excess coverage for at least General Liability and Advertising Injury)	$5 million

E&O	$10 million

Media Liability	$10 million

Advertising Injury	$2 million

SPLINTERNET shall be named as an additional insured in all policies (other than Employer’s Liability and Workers’ Compensation) required under this Section and RESELLER shall be solely responsible for any deductibles under any such policies. Within thirty (30) days of the Effective Date, RESELLER shall deliver to SPLINTERNET a certificate of insurance showing that all policies are in full force and effect, and that such policies can not be cancelled during the term of this Agreement without at least thirty (30) days written notice to SPLINTERNET from the carrier issuing the policy.

3.18  Non-Compete. RESELLER agrees during the term of this Agreement and for one-year thereafter not to develop, distribute and/or offer for sale to any End User any radiation detection system or solution other than that of SPLINTERNET.

3.19  Intellectual Property. RESELLER acknowledges and agrees that any new discoveries, inventions, developments or derived works resulting in improvements in or to SPLINTERNET’s Products or Technology (including new or improved functionability, features, capabilities or efficiencies), whether made singly or in combination with anyone else, shall be considered a work made for hire under United States copyright law and shall be owned exclusively by SPLINTERNET (the “Improvements”). RESELLER shall have a non-exclusive license in or to any Improvements for the term of the Agreement. RESELLER agrees to take any actions reasonably requested of it by SPLINTERNET to effect or document SPLINTERNET’s ownership rights in and to any Improvements, including executing any assignments or other writings.

ARTICLE 4.  SPLINTERNET’S OBLIGATIONS

4.1 Delivery of Systems. In consideration for payment of an initial up-front fee and an annual license fee, SPLINTERNET shall provide RESELLER for its own internal use a radiation surveillance system for research and product development purposes and a second system for demonstration purposes.

4.2 Integration Support. SPLINTERNET during the first year of this Agreement shall provide RESELLER with __40_ hours of front-end engineering and integration support to assist RESELLER in the development of Applications that integrate or embed SPLINTERNET’s Products as part of RESELLER’s surveillance solutions or equipment.

4.3 Marketing Support. SPLINTERNET during the term of this Agreement shall provide RESELLER with marketing and promotional support, including sales leads. RESELLER agrees that all statements and/or claims not previously provided in writing to RESELLER by SPLINTERNET regarding SPLINTERNET radiation detection alert product functionality and/or capabilities incorporated into any RESELLER marketing materials or sales proposals must be submitted to SPLINTERNET for written approval prior to any public release.

4.4 Training. SPLINTERNET during the first year of this Agreement shall provide _40__ hours of technical training to RESELLER to enable RESELLER to provide Level 1 and Level 2 Support to its end users in connection with SPLINTERNET’s Products that are incorporated, embedded or integrated into any Application.

4.5 Technology Support. SPLINTERNET will commit to providing RESELLER with up to __40__ hours of technical support per year, including installation, calibration and consulting services, on a time and materials basis.

ARTICLE 5.  TRAINING AND SUPPORT SERVICES

5.1 Training. Within a reasonable time period, and after the Applications are made available by RESELLER, RESELLER shall train and maintain a sufficient number of capable technical and sales personnel as SPLINTERNET and RESELLER shall mutually deem necessary and appropriate for RESELLER to carry out its obligations and responsibilities under this Agreement.

5.2 End-User Support. Regardless of whether RESELLER or any End Users purchase maintenance or support services directly from SPLINTERNET, RESELLER shall provide an appropriate level of support, skilled instruction and assistance to End Users. In any event, RESELLER must provide all support for its Application(s). Unless otherwise agreed in a specific instance, SPLINTERNET has no obligation to provide support to RESELLER’s end users, customers or distributors.

5.3 SPLINTERNET Support. For Products used internally by RESELLER in accordance with the terms of this Agreement, RESELLER may purchase from SPLINTERNET on an annual basis, Level 1 Support, Level 2 Support or Level 3 Support in accordance with the terms of the then-current support and maintenance programs made available by SPLINTERNET for the fees described in Appendix B (as amended from time to time).

5.4 SPLINTERNET Maintenance Services. For Products and Software Copies distributed by RESELLER in accordance with the terms of this Agreement, RESELLER may purchase from SPLINTERNET for the initial year, and thereafter may purchase on an annual basis, Level 1 Support or Level 2 Support in accordance with the terms of the then current support and maintenance programs made available by SPLINTERNET for the fees described in Appendix B (as amended from time to time).

ARTICLE 6.  LIMITED WARRANTIES

6.1 SPLINTERNET’s Warranties. SPLINTERNET warrants that (i) it has full power to enter into and perform this Agreement; (ii) during the first thirty (30) days from the date RESELLER receives an unmodified Product (“Warranty Period”) manufactured by SPLINTERNET, the Products will, under normal use and operating conditions, be free of defects in materials and workmanship and will substantially conform to the User Documentation.

EXCEPT FOR THESE EXPRESS LIMITED WARRANTIES, RESELLER AND ANY END USER ACCEPT THE PRODUCTS “AS IS” WITH NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. RESELLER MAKES NO WARRANTIES REGARDING THE APPLICATION(S) OR SOLUTIONS.

6.2 Hold Harmless. Both SPLINTERNET and RESELLER shall mutually hold its officers, directors, agents and employees harmless from damages awarded to a third party by a final appealed court judgment on account of such third party’s claim of infringement by the Products of any U.S. patent issued as of the date of the first copy of the applicable Product or Software Copies, or any copyright, trademark or trade secret, provided SPLINTERNET is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; SPLINTERNET will not be responsible for any settlement it does not approve in writing. THE FOREGOING IS IN LIEU OF ANY WARRANTIES OF NON-INFRINGEMENT, WHICH ARE HEREBY DISCLAIMED. The foregoing obligation of SPLINTERNET does not apply with respect to any products or portions or components thereof (i) not supplied by SPLINTERNET, (ii) made in whole or in part in accordance to RESELLER specifications, (iii) which are modified after shipment by RESELLER, if the alleged infringement relates to such modification, (iv) combined with other products, processes or materials where the alleged infringement relates to such combination, (v) where RESELLER continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (vi) where RESELLER’s use of the Products or Software is incident to an infringement not resulting primarily from the Products or is not strictly in accordance with the License.

6.3 Remedy. RESELLER’s sole remedy for SPLINTERNET’s breach of Section 5.1(ii) is outlined under SPLINTERNET’s Support policy in Exhibit B. SPLINTERNET shall, in its sole discretion and at its option, provide modifications to keep the Software in substantial conformance with the related User Documentation, replace the Products, or refund the license fees paid to SPLINTERNET for the defective Products.

6.4 Indemnification. RESELLER and SPLINTERNET shall, at their own expense, indemnify, defend, save and hold harmless each other from and against any claim, loss, expense, or judgment (including reasonable attorneys fees) which arises (i) from any asserted failure by either party to act in accordance with this Agreement; (ii) misrepresentations made by either party, or (iii) from any other act or failure to act by either party, its employees or agents.

6.5 RESELLER’s Indemnification. RESELLER shall, at its expense, indemnify, defend, save and hold harmless SPLINTERNET from and against any claim, loss, expense, or judgment (including reasonable attorneys fees) which arises (i) from any warranties granted in excess of those made by SPLINTERNET in this Agreement, (ii) inadequate installation maintenance or support of the Products or Software Copies by RESELLER; (iii) the marketing of the Products or Software Copies by RESELLER; or (iv) from infringement by the Applications or solutions or any material supplied by RESELLER of any patent, copyright, trademark or trade secret of any third party.

ARTICLE 7.  LIMITATION OF LIABILITY

7.1 IN NO EVENT WILL SPLINTERNET BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR ITS OBLIGATIONS UNDER SECTION 5.2 ABOVE, SPLINTERNET’S LIABILITY TO RESELLER OR ANY THIRD PARTY FOR A CLAIM OF ANY KIND RELATED TO THIS AGREEMENT OR ANY PRODUCTS WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE OF FEES PAID TO SPLINTERNET FOR THE PRODUCTS OR SERVICES INVOLVED IN THE CLAIM. NO ACTION, REGARDLESS OF FORM ARISING OUT OF THE TRANSACTIONS UNDER THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN 1 YEAR AFTER THE EVENTS WHICH GAVE RISE TO THE CAUSE OF ACTION OCCURRED.

ARTICLE 8.  RECORDS, FEES, AUDITS, PAYMENTS, DISCOUNTS

8.1 License Fees.

(a) RESELLER shall pay to SPLINTERNET a license fee (“License Fee”) for Products licensed hereunder, as set forth in Appendix B.

(b) RESELLER acknowledges and agrees that all fees payable by RESELLER to SPLINTERNET for Products or Software Copies resold by RESELLER hereunder shall be based upon the number of embedded Software Copies or Products distributed by RESELLER with its Applications. Each payment shall be accompanied by the corresponding Copy Record as described in this Section 8. RESELLER shall have the right to set the fees it charges to End Users in its sole discretion.

(c) For each Software Copy manufactured, distributed or sold by RESELLER, RESELLER shall maintain complete and accurate records (“Copy Records”) indicating for each quarter: the Product name and the number of licenses resold. Within 30 business days of the end of each quarter, RESELLER shall deliver to SPLINTERNET the Copy Records applicable to that quarter in a report in the form of Appendix E accompanied by any additional payment due to SPLINTERNET relating to such Copy Records.

(d) No more than once each year, at SPLINTERNET’s expense and with ten (10) days prior written notice, SPLINTERNET may audit all records of RESELLER relating to this Agreement during RESELLER’s normal business hours. If an audit reveals that the amount which should have been paid to SPLINTERNET is at least five percent (5%) more than the amount reported by RESELLER, RESELLER shall pay the cost of the audit to SPLINTERNET. Any shortfall uncovered as a result of an audit as well as the cost of the audit, if required by the preceding sentence, shall be paid by RESELLER to SPLINTERNET within 30 days of the date SPLINTERNET notifies RESELLER that an amount is due.

(e) RESELLER shall pay any amounts owed to SPLINTERNET on the first day of the second month of each quarter according to the schedule in Appendix E. The amounts owed must be paid in full. Any amount that is recognized by RESELLER above the minimum commitments specified in the Schedule in Appendix E, may be rolled forward for a maximum of one (1) quarter and according to the terms of this Agreement. Each party is solely responsible for its own expenses incurred in the performance of this Agreement. If RESELLER fails to make any payment when due, and upon 10 days advance written notice, this Agreement will terminate.

(f) Payments will be in United States dollars. Any overdue amount shall bear interest at a rate of eight percent (8%) per annum or the maximum rate allowed by law if less. Costs of conversion, outside collection and related bank charges shall be paid by RESELLER. RESELLER shall be responsible for all taxes, tariffs and transportation costs related to this Agreement (including any value added or sales taxes) other than taxes measured by or in relation to SPLINTERNET’s income. All shipments by SPLINTERNET shall be F.O.B. origin. Risk of loss and damage will pass to RESELLER upon delivery to a shipper at SPLINTERNET’s facility.

(g) Discounts do not apply to User Documentation ordered separately, marketing collateral materials, or other products or services offered by SPLINTERNET and not mentioned in Appendix B.

(h) Subsequent to the end of the Initial Term, discounts shall continue in the Initial Term until such a time as otherwise negotiated between the parties.

ARTICLE 9.  TERM AND TERMINATION

9.1 Initial Term. The term of this Agreement shall be three (3) years from December 15, 2007 (“Initial Term”). At the expiration of the Initial Term, this Agreement shall automatically renew annually for successive calendar years unless terminated according to this Section 9.

9.2 Termination. This Agreement will terminate: (a) for breach of any material term of this Agreement or for failure to pay any amount when due, upon 10 days prior written notice by the non-breaching party to the other, unless the cause is susceptible of being cured and is cured within the 10 day notice period; (b) immediately upon written notice to RESELLER in the event RESELLER breaches Sections 3.3, 3.7, 3.8, 3.10, 3.14, 5.2, 5.4 and 5.5; (c) immediately in the event RESELLER assigns this Agreement without SPLINTERNET’s prior written consent; (d) immediately and automatically if a receiver or other liquidating officer is appointed for substantially all of the assets or business of RESELLER, or if RESELLER makes an assignment for the benefit of creditors, or RESELLER becomes insolvent or bankrupt or the rights or interest of RESELLER under this Agreement become attached under any bankruptcy, insolvency or reorganization proceedings; (e) at RESELLER’s option if a receiver or other liquidating officer is appointed for substantially all of the assets or business of SPLINTERNET, or if SPLINTERNET makes an assignment for the benefit of creditors, or SPLINTERNET becomes insolvent or bankrupt or the rights or interest of SPLINTERNET under this Agreement become attached under any bankruptcy, insolvency or reorganization proceedings; or (f) upon written notice given by either party to the other at least 60 days prior to the end of the then current term. The date termination becomes effective is called the “Termination Date”.

9.3 Rights Upon Termination. If this Agreement is terminated pursuant to Section 9.2 all rights granted under this Agreement will terminate. If this Agreement is terminated for any other reason, all rights granted under this Agreement shall terminate, except for RESELLER’s continued right to use Software Copies for the sole purpose of fulfilling any existing contractual obligations for services to End Users and for its internal Development License. Use after the Termination Date shall be subject to all the restrictions contained herein and those provisions of this Agreement which survive termination. Upon termination or expiration of this Agreement, RESELLER will immediately cease to be an authorized SPLINTERNET VAR and shall refrain from representing itself as such and from using any SPLINTERNET trademark or tradename.

9.4 Return of Confidential Information. Subject to Section 9.3, within thirty (30) days of the Termination Date, all Products, Confidential Information of SPLINTERNET and related materials in RESELLER’s possession or control shall be returned to SPLINTERNET, or, upon SPLINTERNET’s written request, destroyed by RESELLER. Similarly, subject to Section 9.3, within 30 days of the Termination Date, all Confidential Information of RESELLER and related materials in SPLINTERNET’s possession or control shall be returned to RESELLER or, upon RESELLER’s written request, destroyed by SPLINTERNET.

9.5 Payment Upon Termination. All outstanding obligations due on or before the Termination Date per the Agreement will become due and payable within thirty (30) days after such termination or the period otherwise provided in this Agreement, whichever is earlier.

9.6 Survival of Obligations. All sections of this Agreement which by their terms imply an on-going obligation shall survive any termination of this Agreement.

ARTICLE 10.  ESCROW

10.1 Escrow of Source Code. SPLINTERNET and RESELLER shall enter into an escrow agreement in the form attached as Appendix F (“Escrow Agreement”) where SPLINTERNET shall place in escrow with Escrow Associates, or a third party acceptable to RESELLER fully annotated source code of the Product only for the purpose of maintaining and supporting the Application and all related documentation. RESELLER shall be solely responsible for all charges related to the establishment and implementation of the Escrow Agreement. RESELLER shall be entitled to receive a copy of the foregoing materials from escrow in accordance with the terms and conditions of the Escrow Agreement executed by the parties.

ARTICLE 11.  GENERAL TERMS

11.1 Independent Contractor. The parties hereto expressly understand and agree that each party is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Neither party is in any manner associated with or otherwise connected with the actual performance of this Agreement on the part of the other party, nor with the other party’s employment of other persons or incurring of other expenses.

11.2 Changes to Products. SPLINTERNET has the right at its sole discretion, with sixty (60) days advanced notice to RESELLER, to make changes in the design or specifications of the Products at any time.

11.3 Assignments. This Agreement may not be assigned by RESELLER without the prior written consent of SPLINTERNET, which shall not be unreasonably withheld. Any purported assignment in contravention of this section is null and void. Notwithstanding the foregoing this Agreement shall bind and inure to the benefit of any successors or assigns.

11.4 Force Majeure. Neither party will be responsible for failure of performance, other than for any obligation to pay money, due to causes beyond its control, including without limitation, acts of God or nature; acts of war or terrorism; communications or power line failures or interruptions; labor disputes; sovereign acts of any federal, state or foreign government; or shortage of materials.

11.5 Notices. Notices will be delivered to a party’s address to the following individuals outlined below, or to another address which a party properly notified the other that notices should be sent:

If to SPLINTERNET: James Ackerly Splinternet Holdings, Inc 535 Connecticut Avenue Norwalk, CT 06854 P: 203-354-9164 F: 800-536-1952	If to VIDIATION, LLC: 108 South Wynstone Park Drive Suite #117 N. Barrington, IL 60010 Attention: Frank O’Connor, CEO Phone: (224) 633-2362 Fax: (847) 387-3137

11.6 Entire Agreement. This Agreement, including all attachments, exhibits and appendices, is the complete and exclusive statement of the parties to this Agreement on these subjects, and supersedes all prior written or oral proposals and understandings relating thereto. Except as otherwise provided, this Agreement may only be modified by a writing signed by an authorized officer of each of the parties. This Agreement takes precedence over any purchase order issued by RESELLER, which is accepted by SPLINTERNET for administrative convenience only. To the extent there is a conflict between this Agreement and the End User Agreement, the terms of this Agreement control. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, the remainder of the Agreement will continue in full force and effect. The offending provision shall be interpreted to whatever extent possible to give effect to its stated intent.

11.7 No Waiver. Failure to require performance of any provisions or waiver of a breach of a provision does not waive a party’s right to subsequently require full and proper performance of that provision. Singular terms will be construed as plural, and vice versa. Section headings are for convenience only and will not be considered part of this Agreement.

11.8 Governing Law. This Agreement is governed by the laws of the State of Connecticut without giving effect to its conflict of law provisions. The United Nations Convention on Contracts for the International Sales of Goods will not apply to this Agreement. SPLINTERNET may seek to enforce or prevent a breach of any term of this Agreement in the appropriate courts of any state or country in which the Products are deployed by RESELLER or in which RESELLER maintains an office. The prevailing party in any suit under this Agreement shall recover all costs, expenses and reasonable attorney fees incurred in such action. Nothing in this Agreement will be deemed a waiver by either party of any and all available legal or equitable remedies.

VIDIATION, LLC By: Frank O’Connor CEO 108 South Wynstone Park Drive Suite #117 N. Barrington, IL 60010	SPLINTERNET